UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

Zosano, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-179130	46-0525801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

21/F., One Harbour Square, 181 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong
(Address of Principal Executive Offices)

852-96250097
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On November 14, 2016 (the "Closing Date"), Zosano Phama Corporation, a Delaware corporation ("Zosano Pharma"), entered into Stock Purchase Agreements (the "Agreement") with eighteen (18) foreign investors (the "New Investors"), pursuant to which Zosano Pharma sold an aggregate of 10,016,973 shares of common stock of Zosano, Inc. (the "Company"), or approximately 99.9% of the issued and outstanding common stock of the Company, to the New Shareholders.  Three (3) of such New Shareholders will become 10% shareholders of the Company:  Meile Zhou, Jingzhi Yang and Cihan Huang.

On the Closing Date, Dr. Konstantinos Alataris, the sole officer and Director of the Company, submitted his resignation from all executive officer positions with the Company, including Chief Executive Officer and President, effective immediately, and as a member of the Board.   On the Closing Date, Sze Ki (Shirley) Cheng was appointed the sole director of the Company.  Following such appointment, Ms. Cheng appointed the following officers and directors of the Company:

John H YEUNG	Chairperson of the Board and CEO
CHENG, Sze Ki (Shirley)	Chief Financial Officer, Director and Corporate Secretary
FANG, Xihong方锡洪	Director
ZHANG, Wei	Director

The new officers and directors acquired an aggregate of 10,016,973 shares of common stock, or approximately 99.9% of the issued and outstanding shares of common stock of the Company.

The shareholders holding a majority of the common stock of the Company at the Closing Date approved the transactions described herein.

Item 5.01 Changes in Control of Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 5.01.  As a result of the transaction described in Item 1.01 above, the New Shareholders acquired approximately 99.9% of the total votes entitled to be cast at any meeting of shareholders, giving them voting control of the Company.  The New Shareholders obtained the funds for the purchase of the Company's common stock in the transaction from each of their available cash on hand.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)   Resignation of Directors

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 5.02(a).

There were no disagreements between Dr.. Alataris and the Company or any officer or director of the Company.

(b) Resignation of Officers

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 5.02(b).

(c) Appointment of Directors

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 5.02(c).

(d) Appointment of Officers

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 5.02(d).

The business background descriptions of the newly appointed officer and directors are as follows:

John H. Yeung, Chief Executive Officer and Chairman

John H. Yeung, Chinese American scientist and entrepreneur. In 1980 Mr. Yeung was hired as a Bell Laboratory senior engineer, where he participated in UNIX, e-mail, and Internet development projects.  Mr. Yeung is well-known in the professional fields of electronic security, electronic applications, electronic networks, parallel super computer systems, wireless technology, office automation systems and other high-tech fields. In 1985, Mr. Yeung founded the YOUNGTECH Incorporation, and in 1995 he established Cyber Express Inc. and created a "global information network", and proposed the creation of "Chinese information superhighway" concept and strategy. In 2003, he invested in SysAir Company and the US Radio Communication Technology Company and served as the  Chairman and CEO for each of these three companies.  In 2003, Mr. Yeung organized and launched the New Jersey Chinese America Chamber of Commerce, and in 2006, he established the US-China Export Association.  He served as Chairman of both organizations.

Shirley Cheng, Chief Financial Officer, Secretary and Director

Shirley Cheng Sze Ki, has served as the Network CN Inc.'s (NWCN) Chief Financial Officer since February 2015, and she has served as NWCN's Interim Chief Financial Officer and Corporate Secretary, since April 2012. She has served as the Finance Manager of NCN Group Management Limited, NWCN's subsidiary, since March 2008. Prior to that, Ms. Cheng served from 2004 to 2008 as an auditor with PricewaterhouseCoopers, an international firm of certified public accountants. Ms. Cheng holds a Bachelor's Degree in Business Administration with a major in Accountancy from the Hong Kong Baptist University and is an associate member of the Hong Kong Institute of Certified Public Accountants.

Fang Xihong, Director
Fang Xihong founded Guangdong Jianchen Real Estate Development Co., Ltd. in November 2008.  The company operates primarily in business services and real estate development, and has successfully operated many specialized markets, including tea, mobile phone and clothing. Prior to that, he was involved in planning and management positions of a many companies and has accumulated a wealth of experience in enterprise operations management. In May 2010, Mr. Fang Xihong founded Guangzhou Jianchen Investment Co., Ltd., and successfully acquired Huilai Nanchun Industrial Co., Ltd. as the Chairman of the board. He also developed Huilai Royal International Plaza, which is a commercial and residential complex. In February 2016, he served as Guangzhou Tea Fox Technology Co., Ltd.'s Chairman and General Manager.  Mr. Fang was born in 1978, and graduated from South China Normal University, where he studied Business Management.

Wei Zhang, Director
Zhang Wei, a speaker and best-selling author, Mr. Zhang also acts as top business model expert and business consultant in China. He personally taught nearly 10 million entrepreneurs and has acted as a consultant, counseling over 30 listed companies.  Mr. Zhang holds Bachelor's Degree in majoring in computer science and application.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Zosano, Inc.

Date: November 21, 2016	By:	/s/ Sze Ki Cheng
Name: Szi Ki Cheng
Title: Chief Financial Officer